Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2011

Net earnings per diluted share from continuing operations rise 27 percent to $0.80; revenues rise 7 percent to $580 million; company raises guidance for fiscal year

PALO ALTO, Calif., Jan. 26, 2011 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $0.80 per diluted share in the first quarter of fiscal year 2011, up 27 percent from earnings of $0.63 per diluted share from continuing operations in the year-ago quarter.  Revenues for the quarter were $580 million, up 7 percent from the prior-year period and up 8 percent on a constant currency basis. The quarter-ending backlog rose 10 percent from the prior year quarter to $2.2 billion.

“The company’s gross and operating margins grew strongly during the quarter due largely to a favorable product mix in our Oncology Systems business as well as higher shipment volumes in our X-Ray Products business,” said Tim Guertin, president and CEO of Varian Medical Systems.  “The margin growth was particularly gratifying given that more than 60 percent of the company’s revenues for the quarter came from international regions.”

“Strong net orders for Oncology in North America and Europe were partially offset by a steep decline in Japan where a supplemental spending program contributed to record order levels in that market in the year-ago period,” Guertin said.  “Net orders for our X-Ray Products business grew in double digits.”

At the end of the quarter, the company had a record $704 million in cash and cash equivalents and $23 million of debt.  The company had strong cash flow from operations. Days sales outstanding was 78, an improvement of 6 days versus the year-ago period.  No cash was used during the quarter for stock repurchases, however fully diluted shares outstanding were down significantly from the year-ago quarter due primarily to the accelerated stock repurchase program executed in the fourth quarter of fiscal 2010.

Oncology Systems
Oncology Systems’ first quarter revenues from sales of products and services for radiotherapy, radiosurgery, and brachytherapy totaled $452 million, up 5 percent from the same period last fiscal year.  First quarter net orders totaled $459 million, up 5 percent versus the year-ago period or 6 percent on a constant currency basis.  Net orders rose 20 percent in North America.  Even with double-digit net order gains in the company’s European region as well as in China, total international net orders fell by 6 percent due to the steep decline in Japan, which is returning to more normal spending patterns following a two-year stimulus program that ended last March.

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2011	Page 2

“Oncology Systems continued to experience healthy demand for our new TrueBeam system for radiotherapy and radiosurgery, particularly in North America where it comprised a majority of our machine orders,” Guertin said.  “With the help of TrueBeam shipments and software upgrades as well as improved installation and warranty costs, the gross margin for this business unit hit a record level, rising by about one point versus the year-ago period.”

X-Ray Products
X-Ray Products first quarter revenues from sales of X-ray tubes and flat panel digital detectors for filmless imaging were $112 million, up 22 percent from the year-ago quarter. Compared to the same period in fiscal year 2010, X-Ray Products’ first quarter net orders rose 13 percent to $112 million.

“Strong demand for tubes and flat panels for fast filmless X-ray imaging drove X-Ray Products’ sales growth during the quarter,” said Guertin.  “Higher shipment volumes and improved costs of quality during the quarter led to a one point gain and a record gross margin for this business.”

Other
The company’s Other category, which is comprised of the Security and Inspection Products (SIP) business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded first quarter revenues of $16 million, down 19 percent from the year-ago period.  Net orders in the Other category were $22 million, up from the year-ago quarter when the company reversed a $62 million order in Sweden for a proton therapy system.  Excluding the proton order reversal, first quarter net orders for the Other category were even with the year-ago period.

Outlook
“We continue to believe that annual revenues for fiscal 2011 will grow 10 to 11 percent over the fiscal 2010 total,” said Guertin.  “Given our improved margins and the strength of our earnings in the first quarter, we now believe that net earnings per diluted share for fiscal year 2011 could grow to a range of $3.39 to $3.45.  For the second quarter of fiscal 2011, we believe that total company revenues could increase by about 9 to 10 percent over the prior year period and that net earnings per diluted share could be in the range of $0.83 to $0.86.”

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2011	Page 3

Investor Conference Call
Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2011 conference call at 2 p.m. PT today.  To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year.  To access the call via telephone, dial 1 800 901-5226 from inside the U.S. or 1-617-786-5413 from outside the U.S. and enter confirmation code 58660413.  The replay can be accessed by dialing 1 888 286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 98071883.  The telephone replay will be available through 5 p.m. PT, Friday, January 28, 2011.

For automatic “e-mail alerts” regarding Varian news, events, and new investor materials on the website, investors can subscribe on the company website: http://varian.investorroom.com/index.php?s=58. For additional information, contact investor relations at 1 650 424-5834.
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Varian Medical Systems, Inc., of Palo Alto, California,  is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,400 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as TrueBeam and our radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “expect,” “can,” “could,” “believe,” “estimate,” “outlook,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions, including the strength of any recovery from the global recession; the impact of recently enacted federal health care legislation and any further health care reforms, and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges in reducing or eliminating ongoing commitments retained from our discontinued research instruments business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2011	Page 4

Varian Medical Systems, Inc. and Subsidiaries
Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q1 QTR 2011	Q1 QTR 2010

Net orders	$592.8	$495.6
Oncology Systems	459.0	436.5
X-Ray Products	111.9	99.0
Security & Inspection Products	21.3	22.1
Varian Particle Therapy (1)	0.6	(62.0)

Order backlog	$2,205.6	$2,009.1

Revenues	$579.9	$540.9
Oncology Systems	452.4	430.1
X-Ray Products	111.6	91.4
Other	15.9	19.4

Cost of revenues	$313.1	$299.9

Gross margin	266.8	241.0
As a percent of revenues	46.0%	44.6%

Operating expenses
Research and development	38.5	38.4
Selling, general and administrative	91.3	83.5

Operating earnings	137.0	119.1
As a percent of revenues	23.6%	22.0%

Interest income /(expense), net	0.1	(0.3)

Earnings before taxes	137.1	118.8

Taxes on earnings	40.6	40.0

Net earnings	$96.5	$78.8

Net earnings per share – basic	$0.82	$0.64
Net earnings per share – diluted	$0.80	$0.63

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	118.2	123.7
Average shares outstanding - diluted	121.2	125.1

(1) Net orders for Q1 2010 include $62 million for the cancellation of the Skandion Kliniken proton therapy system order.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2011	Page 5

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	October 1,
	2010	2010 (1)
(In thousands)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$703,519	$520,221
Accounts receivable, net	496,271	591,677
Inventories	402,768	363,933
Deferred tax assets and other	224,690	205,513
Total current assets	1,827,248	1,681,344

Property, plant and equipment	581,128	562,763
Accumulated depreciation and amortization	(303,578)	(294,836)
Property, plant and equipment, net	277,550	267,927

Goodwill	206,946	208,451
Other assets	159,225	166,230
Total assets	$2,470,969	$2,323,952

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$120,687	$119,018
Accrued expenses	266,293	287,851
Deferred revenues	127,339	141,916
Advance payments from customers	288,694	275,998
Product warranty	52,980	53,233
Short-term borrowings	-	20,000
Current maturities of long-term debt	7,233	5,525
Total current liabilities	863,226	903,541
Other long-term liabilities	123,327	127,175
Long-term debt	16,094	17,869
Total liabilities	1,002,647	1,048,585

Stockholders’ Equity
Common stock	119,894	118,007
Capital in excess of par value	606,865	508,366
Retained earnings and accumulated other comprehensive loss	741,563	648,994
Total stockholders’ equity	1,468,322	1,275,367
Total liabilities and stockholders’ equity	$2,470,969	$2,323,952

(1)  The condensed consolidated balance sheet as of October 1, 2010 was derived from audited financial statements as of that date.